Exhibit 8.1

January 3, 2006

Board of Directors
Mutual Federal Bancorp, MHC
Mutual Federal Bancorp, Inc.
2212 West Cermak Road
Chicago, Illinois 60608

Ladies and Gentlemen:

You have requested our opinion with regard to certain federal income tax consequences which will result from the offering of the shares of common stock, $0.01 par value (the “Common Stock”), of Mutual Federal Bancorp, Inc., a federally chartered mid-tier stock holding company (“Mutual Bancorp”), as further described below.

In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such agreements, documents and corporate records that have been made available to us including (i) the Mutual Federal Bancorp, MHC Stock Issuance Plan, dated July 19, 2005, as amended (the “Plan”), as adopted by the Board of Directors of Mutual Federal Bancorp, MHC, a federally chartered mutual holding company (“Mutual MHC”), (ii) the Prospectus (the “Prospectus”) included as part of the Registration Statement on Form SB-2, as amended (the “Registration Statement”), filed by Mutual Bancorp with the Securities and Exchange Commission (the “SEC”) with respect to the issuance of up to 1,091,062 shares of the Common Stock of Mutual Bancorp and (iii) such other matters as we have deemed relevant for purposes of rendering this opinion. In our review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumption that the offering will be consummated strictly in accordance with applicable law and regulations and that the facts, assumptions and representations set forth or referred to herein, including those certain factual representations made to us by you in a separate letter, are accurate as of the date hereof and will be accurate as of the effective date of the offering. We have undertaken no independent investigation of the accuracy of the facts, assumptions and representations set forth or referred to herein. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Board of Directors
January 3, 2005

STATEMENT OF FACTS

The Plan and the Prospectus contain a detailed description of the offering. These documents as well as the factual representations set forth or referred to herein are incorporated herein as part of the Statement of Facts.

In November 2001, Mutual Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association (the “Bank”) reorganized into a mutual holding company structure. As part of the reorganization, the Bank formed Mutual MHC. The Bank became a wholly-owned subsidiary of Mutual MHC, and the Bank’s former members became members of Mutual MHC. On July 19, 2005, the Board of Directors of Mutual MHC adopted a resolution for the offer and sale of up to 49.9 percent of the shares of the Common Stock of Mutual Bancorp to qualified depositors, the Bank’s ESOP and, to the extent shares remain available, members of the public in a community offering and/or a syndicated community offering. As part of the offering, Mutual MHC will form Mutual Bancorp and contribute 100 percent of the common stock of the Bank to Mutual Bancorp. In connection with the offering, Mutual Bancorp will then offer between 701,250 and 948,750 shares of its Common Stock at an offer price of $10.00 per share. The number of shares of Common Stock of Mutual Bancorp that may be sold in the offering may be increased to 1,091,062 as a result of regulatory considerations, strong demand for the shares in the offering, or positive changes in financial markets generally and financial institutions in particular. It is expected that after completion of the offering, Mutual MHC will own 70 percent of the outstanding shares of Common Stock of Mutual Bancorp.

Under the terms of the offering, Mutual Bancorp will offer shares of its Common Stock in the following order of priority: (i) to depositors who had accounts at the Bank with aggregate balances of at least $50.00 on June 30, 2004; (ii) to the Bank’s ESOP; (iii) to depositors who had accounts at the Bank with aggregate balances of at least $50.00 on the last day of the calendar quarter preceding approval of the Plan by the OTS; and (iv) to each Voting Member of Mutual MHC on a date established by the Board of Directors of Mutual Bancorp which is after the date established in clause (iii) above. Any shares of Common Stock of Mutual Bancorp not subscribed for by the foregoing classes of persons will be offered for sale in a community offering directly to the general public, with preference first given to natural persons residing in Cook County, Illinois. Any shares of Common Stock of Mutual Bancorp not purchased in the community offering may be offered for sale to the general public in a syndicated community offering or underwritten public offering.

OPINION

For the purposes indicated above and based solely on the facts, assumptions and representations set forth or referred to herein, it is our opinion that for federal income tax purposes:

Board of Directors
January 3, 2005

1.
Neither Mutual MHC nor Mutual Bancorp will recognize gain or loss upon the exchange by Mutual MHC of the common stock of the Bank for the shares of Common Stock of Mutual Bancorp (Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and Code Section 1032);

2.
Based on the position of RP Financial, L.C. that the nontransferable subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or at the time the subscription rights are exercised, no gain or loss will be recognized by eligible account holders or supplemental eligible account holders upon the distribution to them or their exercise of the nontransferable subscription rights to purchase the Common Stock of Mutual Bancorp (Rev. Rul. 56-572, 1956-2 C.B. 182);

3.
It is more likely than not that the tax basis of the Common Stock of Mutual Bancorp to persons who purchase shares of Common Stock of Mutual Bancorp in the offering will be the purchase price thereof and that their holding period for such shares will commence upon the acquisition of such shares (Code Section 1012 and Code Section 1223(6)); and

4.	No gain or loss will be recognized by Mutual Bancorp on the receipt of money in exchange for the Common Stock of Mutual Bancorp sold in the offering (Code Section 1032).

Our opinion under 2 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under 2 and 3 are further based on the position of RP Financial, L.C. that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of the Common Stock at the same price to be paid by members of the general public in the offering. We also note that the Internal Revenue Service has not in the past concluded that nontransferable subscription rights have value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by the various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and Mutual Bancorp could recognize gain on the distribution of the nontransferable subscription rights. Unlike a private ruling issued to a taxpayer by the Internal Revenue Service, our opinion

Board of Directors
January 3, 2005

 is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached herein.

The opinions expressed in this letter are based upon the Code, the income tax regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation, administrative changes, court decisions or Internal Revenue Service interpretations will not significantly modify the statements or opinions expressed herein. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein.

Our opinions are limited to those federal income tax issues specifically considered herein and are addressed to and are only for the benefit of Mutual Bancorp. We do not express any opinion as to any other federal income tax issues, or any state or local tax issues arising from the offering. Although the opinions expressed herein are based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurances can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to the filing of this opinion letter as an exhibit to Mutual Bancorp’s Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 under the captions “The Stock Offering - Tax Effects of the Stock Offering,” and “Legal and Tax Matters.”

Very truly yours,

/s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

TWO/pth